                                                                     Exhibit 2.3


                            SPEAR TECHNOLOGIES, INC.

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                                                  March __, 2000



         This Series C Preferred Stock Purchase Agreement (this "Agreement") is entered into as of the date set forth above between Spear Technologies, Inc., a California corporation (the "Company") and the undersigned purchaser ("Purchaser"). The parties hereby agree as follows:

                                    SECTION 1

                      AUTHORIZATION AND SALE OF SECURITIES

           Authorization. The Company has authorized the sale and issuance pursuant to the terms and conditions hereof of up to _________________________
  (...........) shares of its Series C Preferred Stock (the "Securities") having the rights, restrictions, privileges and preferences set forth in the Second Amended and Restated Articles of Incorporation (the "Restated Articles") to be filed with the California Secretary of State in substantially the form attached hereto as Exhibit A.
                     ---------

           Sale of Securities. Subject to the terms and conditions hereof, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, the number of Securities set forth above in exchange for the surrender of the warrant issued by the Company to Purchaser dated as of November 14, 1997 (the "Warrant"). Surrender of the Warrant shall occur immediately prior to the closing.

                                    SECTION 2

                                CLOSING; DELIVERY

           Closing. The closing of the purchase by the Purchaser and the sale by the Company of the Securities shall be held at the offices of Gray Cary Ware & Freidenrich LLP, counsel to the Company, at 4365 Executive Drive, Suite 1600, San Diego, CA, 92121, on March ___, 2000, or at such other time and place as the Company and Purchaser may agree in writing. The closing referred to in this Section 2.1 shall be hereinafter referred to as the "Closing" and the date thereof shall be the "Closing Date."

           Delivery. At the Closing, in exchange for the surrender of the Warrant, the Company will issue the Securities and deliver to Purchaser a certificate in such Purchaser's name representing the Securities.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Schedule of Exceptions attached hereto as Exhibit C, the Company hereby represents and warrants to Purchaser that the statements in the following paragraphs of this Section 3 are true and correct as of the date of this Agreement:

           Organization and Standing. The Company is a corporation duly incorporated and existing under the laws of the State of California and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

           Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Securities and the performance of the Company's obligations hereunder has been taken prior to the Closing. This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

           Valid Issuance of Stock. When issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, the Securities shall be duly authorized, validly issued, fully paid and non-assessable and shall be free of any liens or encumbrances, except those liens or encumbrances arising as a result of the ownership of the Securities by Purchaser. Shares of Common Stock sufficient to permit the conversion of the Securities have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly authorized, validly issued, fully paid and non-assessable.

           Capitalization. Immediately prior to the Closing, the capitalization of the Company will consist of the following:

                  Common Stock. A total of One Hundred Thirty Million (130,000,000) authorized shares of Common Stock of which Eight Hundred Sixty-four Thousand and Eighty-four (864,084) shares are issued and outstanding.

                  Preferred Stock. A total of Fifty-Nine Million (59,000,000) authorized shares of Preferred Stock, consisting of Nine Million (9,000,000) shares designated as Series A-1 Preferred Stock (the "Series A-1 Preferred"), Seven Million Six Hundred Eleven Thousand Seven Hundred and Seventy-two (7,611,772) shares of which are issued and outstanding, Forty-Five Million (45,000,000) shares designated as Series B Preferred Stock (the "Series B Preferred"),_______________ of which are issued and outstanding and Five Million (5,000,000) shares of Series C Preferred Stock, (the "Series C Preferred"), none of which are issued and outstanding.

                  Options, Warrants and Convertible Notes. The Company has reserved Twenty-Seven Million (27,000,000) shares of its Common Stock for future issuance to employees, directors and officers of, and consultants to, the Company under the 1998 Stock Option Plan (the "1998 Plan") as may be determined by the Company's Board of Directors from time to time. Under the 1998 Plan, there are options outstanding to purchase Five Million Five Thousand Six Hundred Sixty-Eight (5,005,668) shares. In addition to the Warrant, additional warrants are outstanding to purchase (i) up to One Million Two Hundred Twenty-Three Thousand Eight Hundred One (1,223,801) shares of the Series A-1 Preferred at $1.00 per share, (ii) up to Fifteen Million Five Thousand Five Hundred Fifty-One (15,005,551) shares of Common Stock, and (iii) up to Three Million Sixty-Four Thousand Ninety-Five (3,064,095) shares of the Series B Preferred.

                  Settlement Agreement. The Company has agreed to issue certain holders of its Series A-1 Preferred Stock warrants to purchase shares of its Common Stock for a nominal exercise price per share in the event it issues shares of its stock of a type and at a price that would trigger the anti-dilution provisions of the Restated Articles. The issuance of the Series B Preferred Stock has triggered these provisions. The number of shares issuable pursuant to these warrants is the difference between the number of shares of Common Stock into which the shares of Series A-1 Preferred Stock held by these parties or subject to warrants held by these parties (the "Subject Shares") would convert if the Series A-1 Preferred Stock was entitled to full-ratchet anti-dilution protection, or 21,000,000 shares, less the number of shares of Common Stock into which the subject shares may convert under the weighted-average anti-dilution provisions of the Restated Articles. Based on the number of shares of the Series B Preferred Stock sold to date, the provisions of the Restated Articles allow conversion of the Subject Shares into approximately 6,800,000 shares of Common Stock, resulting in an obligation to issue warrants to these parties for approximately 14,200,000 shares of Common Stock.

      Following the Closing, the rights, preferences and privileges of the Securities will be as set forth in the Restated Articles and as provided by law.

           Subsidiaries. As of the date hereof, the Company does not presently own or control, directly or indirectly, any equity interest in any other corporation, partnership, trust, joint venture, association or other entity.

           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority by the Company is required in connection with the consummation of the transactions contemplated by this Agreement except: (i) the filing of a Notice of Transaction pursuant to
  Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder (the "California Securities Law"), and (ii) such other qualifications or filings under the Securities Act of 1933, as amended, and the regulations thereunder (the "Securities Act") and all other applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

           Compliance with Law and Charter Documents. The Company is not in violation or default of any provisions of its Restated Articles or Bylaws, as amended to date. To the Company's knowledge, the Company is in compliance in all material respects with all applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Company's business or properties, except as where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations (a "Material Adverse Effect") of the Company.

           Registration Rights. Except as provided in the Rights Agreement dated as of the date hereof and attached hereto as Exhibit B, the Company has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the United States Securities and Exchange Commission ("SEC") or any other governmental authority, except those piggyback registration rights granted to (i) Silicon Valley Bank in its warrant to purchase Thirty-Four Thousand Eight Hundred (34,800) shares of Series A-1 Preferred and Twenty-Five Thousand Two Hundred (25,200) shares of Common Stock and (ii) to Purchaser, in the Warrant.

           Full Disclosure. This Agreement, the exhibits hereto, the Rights Agreement and all other documents delivered by the Company to the Purchaser or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, do not contain any untrue statement of a material fact nor, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Notwithstanding the foregoing, the projected quarterly balance sheets, income statements and statements of cash flow for the years 2000 and 2001 (the "Projections") provided to the Purchaser were prepared by the management of the Company in a good faith effort to describe the Company's projected financial status at the applicable time period. The assumptions applied in preparing the Projections appeared reasonable to management as of the date they were prepared; however, there is no assurance that these assumptions will prove to be valid or that the results set forth in the Projections will be achieved. To the Company's knowledge, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in the Agreement, the exhibits hereto, the agreements referred to herein or in other documents delivered to Purchaser or its attorneys or agents in connection herewith.

                                    SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

IV.

         Purchaser hereby represents and warrants as follows:

           Authorization. This Agreement constitutes Purchaser's valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Purchaser represents that Purchaser has full power and authority to enter into this Agreement.

           Investment. Purchaser is acquiring the Securities for investment for Purchaser's own account and not with the view to the public resale or distribution thereof within the meaning of the Securities Act, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Securities. No other person has a direct or indirect beneficial interest, in whole or in part, in such Securities. Purchaser understands that the Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

           Relationship to Company; Sophistication. Purchaser (i) has a preexisting business or personal relationship with the Company and/or any of its officers, directors or controlling persons or (ii) by reason of Purchaser's business or financial experience or the business or financial experience of Purchaser's personal representative(s), if any, who are unaffiliated with and who are not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, has the capacity to protect Purchaser's own interests in connection with Purchaser's acquisition of the Securities.

           Restrictions on Transfer. Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or the Company receives an opinion of counsel satisfactory to the Company that such registration is not required. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the stock, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares of the stock being sold during any three-month period not exceeding specified limitations. Purchaser further acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time Purchaser wishes to sell the Securities; and, if so, Purchaser would be precluded from selling the Securities under Rule 144 even if the one year minimum holding period has been satisfied.

           No Public Market. Purchaser understands that no public market now exists for the Securities issued by the Company, that there can be no assurance that a public market will ever exist for the Securities and that the Company is under no obligation to register the Securities.

           Exemption from Registration. Purchaser further acknowledges that, in the event all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required; and that, although Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, that such persons and the brokers who participate in the transactions do so at their own risk, and that, therefore, there is no assurance that any exemption from registration under the Securities Act will be available or, if available, will allow such person to dispose of, or otherwise transfer, all or any portion of the Securities.

           Access to Data. Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and the opportunity to inspect Company facilities and such books and records and material contracts as Purchaser deemed necessary to its determination to purchase the Securities.

           Experience. Purchaser and/or Purchaser's personal representative(s) have such knowledge and experience in financial, tax and business matters so as to enable Purchaser and/or Purchaser's personal representative(s) to utilize the information made available to Purchaser and/or Purchaser's personal representative(s) in connection with the offering of the Securities, to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto. Each personal representative, if any, to Purchaser, in connection with Purchaser's investment in the Securities, has confirmed in writing the specific details of any and all past, present or future relationships, actual or contemplated, between Purchaser or Purchaser's affiliates and the Company or any of Purchaser's affiliates.

           Purchaser's Liquidity. Purchaser (i) has adequate means of providing for Purchaser's current needs and possible personal contingencies, (ii) has no need for liquidity in Purchaser's investment, (iii) is able to bear the substantial economic risks of an investment in the Securities for an indefinite period and (iv) at the present time, can afford a complete loss of such investment. Purchaser's commitment to investments which are not readily marketable is not disproportionate to Purchaser's net worth and Purchaser's investment in the Securities will not cause Purchaser's overall commitment to become excessive.

           Offer and Sale. Purchaser understands that the sale of the Securities has not been registered under the Securities Act in reliance upon an exemption therefrom. Purchaser was not offered or sold the Securities, directly or indirectly, by means of any form of general solicitation or general advertisement, including the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or (ii) any seminar or other meeting whose attendees had been invited by general solicitation or general advertising.

           Risks. Purchaser is experienced in evaluating and investing in high-risk technology companies such as the Company and by reason of Purchaser's business and financial experience has the capacity to protect Purchaser's own interests in connection with the acquisition of the Securities and has the ability to bear the economic risk of Purchaser's investment. Purchaser is aware that the Securities are highly speculative and that there can be no assurance as to what return, if any, there may be. Purchaser is aware that, subject to the provisions of the Restated Articles, the Company may issue additional securities in the future which could result in the dilution of Purchaser's ownership interest in the Company.

           Investment Entity. Purchaser, if a corporation, partnership, trust or other entity, is authorized and otherwise duly qualified to purchase and hold the Securities; such entity has its principal place of business as set forth on the signature page hereof; and such entity (i) has not been formed for the specific purpose of acquiring Securities in the Company or (ii) each equity owner thereof has executed and delivered simultaneously herewith a duly completed Purchase Questionnaire.

           Reliance. Purchaser has relied only upon the information provided to him or her in writing by the Company, or information from books and records of the Company. No oral representations have been made or oral information furnished to Purchaser or his or her advisor(s) in connection with the offering of the Securities which were not contained therein or were inconsistent therewith.

                                    SECTION 5
                CONDITIONS TO PURCHASER'S OBLIGATIONS AT CLOSING

         The obligations of Purchaser under Section 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, the waiver of which shall not be effective against any Purchaser who does not consent to such waiver, which consent may be given by written, oral or telephone communication to the Company or its counsel:

         Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

         Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

         Restated Articles Effective. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and shareholders, and shall have been duly filed with and accepted by the Secretary of State of the State of California.

           Securities Exemptions. The offer and sale of the Securities to Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act, the qualification requirements of the California Securities Law and the registration and/or qualification requirements of all other applicable state securities laws.

           Rights Agreement. The Rights Agreement shall have been executed and delivered by the parties thereto.


                                    SECTION 6

                 CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING

         The Company's obligation to sell and issue the Securities at the Closing is subject to the fulfillment or waiver by the Company of the following conditions:

         Representations and Warranties. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct when made and on the Closing Date as if made on and as of the Closing Date.

         Consents  and  Waivers.  The Company  shall have  obtained  any and all
consents  and  waivers   necessary  or  appropriate  for   consummation  of  the
transactions contemplated by this Agreement.

         Surrender of Warrant. Purchaser shall have delivered to the Company the Warrant.

         Restated Articles Effective. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and shareholders, and shall have been duly filed with and accepted by the Secretary of State of the State of California.

         Securities Exemptions. The offer and sale of the Securities to Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act, the qualifications requirements of the California Securities Law and the registration and/or qualification requirements of all other applicable state securities laws.

                                    SECTION 7

                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

           Restrictions on Transferability. The Securities shall not be transferable except upon the conditions specified in this Section 7. Purchaser will cause any proposed transferee of the Securities held by Purchaser to agree to take and hold such Securities subject to the provisions and upon the conditions specified in this Section 7.

           Restrictive Legends. Each certificate representing the Securities, and any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (except as otherwise permitted by the provisions of this Section 7) shall be stamped or otherwise imprinted with legends in substantially the following form:

           "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

           Any other legends required by applicable state securities laws.

      The Company need not register a transfer of legended Securities and may also instruct its transfer agent not to register the transfer of the Securities, unless the conditions specified in each of the foregoing legends are satisfied.

           Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to Section 7.2 and the stop transfer instructions with respect to such legended Securities shall be removed, and the Company shall issue a certificate without such legend to the holder of such Securities if such Securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144(k).

                                    SECTION 8

                                  MISCELLANEOUS

           Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California, without reference to principles of conflict of laws or choice of law.

           Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the Closing.

           Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

           Entire Agreement; Amendment. This Agreement and the exhibits to this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this section shall be binding upon the Company, Purchaser and each future holder of the securities purchased hereunder.

           Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger or a nationally recognized overnight courier service, addressed (a) if to Purchaser, at Purchaser's address set forth on Purchaser's signature page hereto, or at such other address as Purchaser shall have furnished to the Company in writing, (b) if to any other holder of any Securities, at such address as such holder shall have furnished the Company in writing or, until any such holder so furnishes an address to the Company, to and at the address of the last holder of such Securities who has so furnished an address to the Company or (c) if to the Company, at the following address:

                       Spear Technologies, Inc.

                       One Market Street, Steuart Tower, Suite 700

                       San Francisco, CA  94105

                       Attention: President

                       Fax: (415) 836-8099



  or at such other address as the Company shall have furnished to the Purchaser,



                  with a copy to:



                  Gray Cary Ware & Freidenrich LLP

                  400 Hamilton Avenue

                  Palo Alto, CA 94301-1809

                  Attn:  Thomas W. Furlong

      All such notices, requests and other communications will (i) if delivered personally or by express courier to the address as provided in this Section, be deemed given upon delivery, or (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving ten (10) days' prior written notice specifying such change to the other party hereto.

           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

           Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

           No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which the Purchaser or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have executed this Series C Preferred Stock Purchase Agreement as of the date first set forth above.

                                      SPEAR TECHNOLOGIES, INC.





                                       By: ________________________________

                                       Michael Bealmear
                                       President

                          COUNTERPART SIGNATURE PAGE TO
                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT







                                   PURCHASER:




                                      Name: ______________________________
                                            (Please print or type)





                                   Signature:_____________________________

                                    Address: _____________________________

                                             _____________________________

                                    Exhibit A

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                    Exhibit B

                  SECOND AMENDED AND RESTATED RIGHTS AGREEMENT
                            SPEAR TECHNOLOGIES, INC.

                  SECOND AMENDED AND RESTATED RIGHTS AGREEMENT

         This Second Amended and Restated Rights Agreement (the "Agreement") is entered into as of the 1st day of December, 1999, by and among Spear Technologies, Inc., a California corporation (the "Company"), the undersigned parties purchasing shares of the Company's Series B Preferred Stock on the date hereof (the "Investors"), the undersigned holders of the Series A-1 Preferred Stock of the Company (the "Prior Rights Holders"), the undersigned holders of the Common Stock of the Company (the "Founders"), Silicon Valley Bank ("SVB") and Tenera, Inc. ("Tenera"). The Prior Rights Holders and the Investors are sometimes collectively referred to herein as the "Purchasers."

                                    RECITALS

A.              The Prior Rights Holders hold shares of the Company's Series A-1
             Preferred Stock.

B. The Company, the Prior Rights Holders and the Founders have entered into that certain Amended and Restated Rights Agreement, dated as of March 29, 1999 (the "Prior Rights Agreement"), pursuant to the terms of which the Company granted certain registration and other rights to the Prior Rights Holders and the Founders.

C. On November 14, 1997 the Company granted a warrant to purchase shares of its Common Stock to Tenera (the "Tenera Warrant"). Simultaneously with the grant of the Tenera Warrant, the Company agreed to provide "piggy-back" registration rights for the shares of the Company's Common Stock underlying the Tenera
Warrant. On the date hereof, Tenera surrendered the Tenera Warrant to the Company in exchange for shares of the Company's Series C Preferred Stock (the "Tenera Stock").

D. On August 10, 1998, the Company granted a warrant to purchase shares of its Series A Preferred Stock to SVB (the "SVB Warrant"). Simultaneously with the grant of the SVB Warrant, the Company agreed to provide "piggy-back" registration rights for the shares of the Company's Common Stock underlying the SVB Warrant (such Common Stock being hereinafter referred to as the "SVB Warrant Stock").

E. On the date hereof, the Company has sold shares of its Series B Preferred Stock to the Investors pursuant to a Series B Stock Purchase Agreement dated of even date herewith (the "Purchase Agreement").

F.   By this  Agreement,  the Company  and the Prior  Rights  Holders  desire to restate and amend the Prior Rights Agreement to provide certain registration and other rights to the Investors, SVB and Tenera as set forth herein, and to include in this agreement the separate rights granted to SVB and Tenera, joining the Investors, SVB and Tenera as parties hereto.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

  Registration Rights.

Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

"Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, is under common control with, or is a partner or a partner of a partner of a Holder.

"Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

"Conversion Stock" shall mean the Common Stock issued or issuable upon conversion of the Series A-1 Preferred Stock or the Series B Preferred Stock held by the Purchasers, as well as shares of Common Stock received by holders of the Series A Preferred Stock upon conversion of the Company's Series A Preferred Stock into shares of Series A-1 Preferred Stock and Common Stock.

"Holder" shall mean any shareholder of the Company holding Registrable Securities or securities convertible into Registrable Securities, and any person holding Registrable Securities or securities convertible into Registrable Securities to whom the rights under this Section 1 have been transferred in accordance with Section 1.10.

"Initiating Holders" shall mean any Holder or Holders of at least fifty percent (50%) of the Registrable Securities (adjusted after the original issuance thereof for stock splits, stock dividends, recapitalizations and the like).

"Offered Stock" shall mean all Stock proposed to be Transferred by a Holder.

"Registrable Securities" shall mean (i) the Conversion Stock; (ii) the shares of Common Stock underlying the Series A-1 Preferred Stock and the Common Stock purchaseable pursuant to that certain warrant issued by the Company to Robert K. Dahl on January 30, 1998; (iii) the shares of Common Stock purchaseable upon exercise of warrants to purchase Common Stock issued by the Company to the parties to the Settlement Agreement among the Company and certain holders of the Series A-1 Preferred Stock (the "Settlement Agreement") and (iv) stock issued in respect of the stock referred to in (i) (ii) or (iii) as a result of a stock split, stock dividend, recapitalization or the like, which has not been sold to the public. Except for subsections 1.2 and 1.4, "Registrable Securities" shall also include the common stock issuable upon conversion of the Tenera Stock. Except for subsections 1.2, 1.4 and 4, "Registrable Securities" shall also include the shares of Common Stock of the Company issued or issuable to the Founders, the shares of Common Stock of the Company issued or issuable to those officers and directors of the Company to whom the Board of Directors of the Company by unanimous vote extends the registration rights contained in subsection 1.3, and the SVB Warrant Stock.

The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

"Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders in the event of each registration provided for in Sections 1.2, 1.3 and
1.4 hereof.

"Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all reasonable fees and disbursements of counsel for the selling Holders.

"Stock" means and includes all shares of Common Stock issued and outstanding at the relevant time plus (i) all shares of Common Stock that may be issued upon exercise of any options, warrants and other rights of any kind that are then exercisable, and (ii) all shares of Common Stock that may be issued upon conversion of (A) any convertible securities, including, without limitation, preferred stock and debt securities then outstanding, which are by their terms then convertible into or exchangeable for Common Stock or (B) any such convertible securities issuable upon exercise of options, warrants or other rights that are then exercisable.

"Transfer" means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

any bona fide pledge by a Holder if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Holder;

any transfers of Stock by a Holder to such Holder's spouse, lineal descendant or antecedent, father, mother, brother or sister of the Holder, the adopted child or adopted grandchild of the Holder, or the spouse of any child, adopted child, grandchild or adopted grandchild of the Holder, or to a trust or trusts for the exclusive benefit of such Holder or such Holder's family members as described in this Section, or transfers of Stock by a Holder by devise or descent, in all cases if the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as a Holder;

any transfer of Stock by a Holder made: (A) pursuant to a merger or consolidation of the Company with or into another corporation or corporations;
(B) pursuant to the winding up and dissolution of the Company; or (C) at, and pursuant to, a firm commitment underwritten public offering; or

any transfer of Stock by a Holder to an Affiliate of such Holder, provided such Affiliate agrees in writing to be bound by the provisions of this Agreement.

  Requested Registration.

Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to at least twenty-five percent (25%) of the then outstanding Registrable Securities and the reasonably anticipated aggregate public offering price would equal or exceed $5,000,000, the Company will:

promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

at any time prior to the later of three (3) months after the effective date of the Company's initial public offering of its securities pursuant to a registration statement declared effective under the Securities Act ("IPO"), or three (3) years from the closing of the transactions contemplated by the Purchase Agreement;

after the Company has effected  two  (2)  such  registrations  pursuant  to this
Section 1.2(a);

if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its Holders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this
Section  1.2 shall be  deferred  for a period not to exceed one  hundred  twenty
(120) days from the date of receipt of written request from the Initiating Holders, provided that the Company may not use this right or the right under
Section 1.4(b)(iv) more than once in any twelve (12) month period; and

within six (6) months following the effective date of a prior registered offering of the Company's securities.

         Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

Underwriting. In the event that a registration pursuant to Section 1.2 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.2(a)(i). In such event, the right of any Holder to participate in such registration shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.2, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

         The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this
Section 1.2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all participating Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

         If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice, on or before the fifth day prior to the effectiveness of the registration statement, to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities or other securities so withdrawn shall also be withdrawn from registration, and such securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

         If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other purchasers) in such registration if the managing underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

  Company Registration.

Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

except in the case of a registration effected pursuant to Sections 1.2 or 1.4 hereof, promptly give to each Holder written notice thereof, and include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder; and

promptly give to each Holder of the Registrable Securities issued or issuable upon conversion of the Tenera Stock written notice thereof, and include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities issued or issuable upon conversion of the Tenera Stock specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any such holder of Series C Preferred Stock.

Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Sections 1.3(a)(i) or 1.3(a)(ii). In such event the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder's participation in such underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company, but subject to the reasonable approval of Holders holding more than a majority of the Registrable Securities to be included in such registration. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Company shall so advise all Holders and other holders distributing their securities through such underwriting, and the number of shares of securities that may be included in the registration and underwriting (other than in behalf of the Company) shall be allocated among all Holders and such other holders (provided that such other holders have contractual rights to participate in such registration which are not subordinate to the Holders) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities requested to be included in such registration by such Holders and such other holders; provided, however, in no event shall the amount of Registrable Securities of the Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the Holders may be excluded entirely if the underwriters make the determination described above or the Holders holding a majority of the Registrable Securities consent in writing to such a reduction; and provided, further, that the Registrable Securities held by the Founders shall be reduced before any reduction in the Registrable Securities to be offered by other Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest one hundred (100) shares. If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Except as set forth in Section 1.11, any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

  Registration on Form S-3.

If any Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which would exceed $5,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request. The substantive provisions of Section 1.2(b) shall be applicable to each registration initiated under this Section 1.4.

Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.4:

in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

if the Company, within ten (10) days of the receipt of the request of the Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within sixty (60) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities);

within three (3) months of the effective date of any registration referred to in Sections 1.2 and 1.3 above;

if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or the Holder for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Holder, provided that the Company may not use this right or the right under Section 1.2(a)(ii)(D) more than once in any twelve month period; or

if the Company has effected one (1) registration pursuant to this subsection 1.4 within a twelve (12) month period from the date of such request.

Expenses of Registration. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. All Registration Expenses incurred in connection with all registrations pursuant to Sections 1.2, 1.3 and 1.4 shall be borne by the Company.

Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company will:

prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed;

furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

  Indemnification.

The Company will indemnify each Holder, each of Holder's officers and directors and partners, and each person controlling such person within the meaning of
Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of Holder's officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable to any such person in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission), made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein or the preparation thereby.

Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein or the preparation thereby. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation.

Information by Holder. The Holders of securities included in any registration shall furnish to the Company such information regarding such Holders, the Registrable Securities held by them and the distribution proposed by such Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (as amended, the "Exchange Act").

Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

So long as a Holder owns any Registrable Securities to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

Transfer of Registration Rights. Subject to Section 3 hereof, the rights to cause the Company to register securities granted to the Holder under sections 1.2, 1.3 and 1.4 may be assigned to a transferee or assignee (other than a competitor as reasonably determined by the Company in good faith) in connection with any transfer or assignment of Registrable Securities by the Holder provided that the transferor provides the Company with written notice of the proposed transfer, the transferee agrees to be bound by the terms of this Agreement, and:
(i) the transferee acquires all of the transferor's Registrable Securities not sold to the public; (ii) the transferee acquires at least the lesser of all or 500,000 shares (subject to adjustments for stock splits, combinations, dividends or the like) of the transferor's Registrable Securities not sold to the public; or (iii) the transferee is a shareholder or Affiliate of the Holder.

Standoff Agreement. Each Holder agrees, in connection with the Company's initial public offering of the Company's securities and upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of not to exceed a period commencing upon the effective date of such registration and ending one hundred and eighty (180) days thereafter; provided, that the officers and directors of the Company who own stock of the Company and all shareholders owning five percent or more of any class or series of the Company's stock also agree to such restrictions.

Termination. Any registration rights granted pursuant to this Section 1 shall terminate with respect to any Holder at such date after the Company's initial registered public offering when all remaining Registrable Securities held or entitled to be held by such Holder may be sold under Rule 144 during any ninety
(90) day period.

Other Registration Rights. The Company shall not, without the prior written consent of Holders of a majority of the Registrable Securities then outstanding grant any registration rights superior to or on a parity with the rights granted pursuant to this Section 1.

  Purchaser Right of First Refusal Upon Issuance of Securities by the Company.
  ---------------------------------------------------------------------------

Right of First Refusal. The Company hereby grants to each Prior Rights Holder and each Investor holding at least 1,000,000 shares of the Series B Preferred Stock (as adjusted for any stock split, stock dividend, recapitalization, or similar event) (a "Qualified Series B Holder") or any transferees pursuant to
Section 2.1(f) hereof (collectively, hereinafter, the "Rights Holders") the right of first refusal to purchase all or part of its pro rata share of New Securities (as defined in this Section 2.1) which the Company may, from time to time, propose to sell and issue. For purposes of this right of first refusal, a pro rata share for a Rights Holder is the ratio that the number of shares of Conversion Stock and warrants to purchase Conversion Stock then held by such Rights Holder bears to the number of shares of Stock then outstanding.

"Equity Securities" shall mean any securities having voting rights in the election of the Board of Directors not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any securities issuable pursuant to any agreement or commitment to issue any of the foregoing.

Except as set forth below, "New Securities" shall mean any Equity Securities, whether now authorized or not, and rights, options or warrants to purchase said Equity Securities. Notwithstanding the foregoing, "New Securities" does not include (i) securities offered to the public generally pursuant to a registration statement under the Securities Act; (ii) the Conversion Stock;
(iii) stock issued in connection with any stock split, stock dividend or recapitalization by the Company, (iv) shares of Common Stock issued to officers, directors, employees or consultants of the Company pursuant to stock grants, stock purchase and stock option plans or other stock incentive programs, agreements or arrangements approved by the Board of Directors, (v) shares of Common Stock or Preferred Stock of the Company issued to or issuable to lenders upon conversion, exercise or exchange of warrants in connection with loan or lease agreements approved by the Board of Directors, (vi) shares of Common Stock of the Company issued or issuable upon conversion, exercise or exchange of warrants issued to the parties to the Settlement Agreement, (vii) securities issued pursuant to the acquisition of all or part of another company by the Company by merger or other reorganization, or by purchase or all or part of the assets of another company, pursuant to a plan or arrangement approved by the Board of Directors, (viii) securities issued in transactions with strategic partners, (ix) shares of Series B Preferred sold pursuant to the Purchase Agreement, as the same is amended from time to time, and (x) the Tenera Stock.

In the event the Company proposes to undertake an issuance of New Securities, it shall give each Rights Holder written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Rights Holder shall have ten (10) days from the date of receipt of any such notice to agree to purchase up to its respective pro rata share of such New Securities for the price and upon the applicable terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

If, within ten (10) days from the date of receipt of the Company's written notice a Rights Holder does not notify the Company that it desires to purchase its pro rata share of the New Securities, those Rights Holders who have elected to purchase their pro rata share of such New Securities (the "Fully-participating Rights Holders") may elect to purchase their pro rata portion of the New Securities not elected to be purchased. No later than five
(5) days after expiration of the ten (10) days after the receipt of the Company's notice, the Company will send a second notice to the Fully-participating Rights Holders providing notice of the number of shares of the New Securities available for purchase pursuant to this over-allotment right (the "Over-allotment Right"). Each of these Fully-participating Rights Holders shall have an additional five (5) days after the date of the Company's second notice to notify the Company that it elects to purchase its pro rata share of New Securities so offered. Each Fully-participating Rights Holder's pro rata share of such New Securities shall be the ratio that the number of shares of Conversion Stock and warrants to purchase Conversion Stock then held by such Fully-participating Rights Holder bears to the sum of the total number of shares of Conversion Stock plus Conversion Stock subject to warrants held by all Fully-participating Rights Holders.

In the event a Fully-participating Rights Holder fails to exercise the right of first refusal within said five (5) day period or if there are no Fully-participating Rights Holders within ten (10) days of receipt of the Company's initial notice, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by Rights Holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's original notice. In the event the Company has not sold the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

The right of first refusal granted under this section shall expire upon the closing of the earlier of (i) the first firm commitment underwritten offering of the Company's securities to the public pursuant to an effective registration statement under the Securities Act or (ii) a statutory share exchange, consolidation or merger of this Company with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer or other disposition of all or substantially all of the assets of this Company or the consummation of any transaction or series of related transactions which results in the Company's shareholders immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity.

Subject to Section 3 hereof, the right of first refusal hereunder may be assigned to a transferee or assignee (other than a competitor as reasonably determined by the Company in good faith) in connection with any transfer or assignment by a Purchaser of Registrable Securities provided that the transferor provides the Company with written notice of the proposed transfer, transferee agrees to be bound by the terms of this Agreement, and (i) the transferee acquires all of the transferor's Registrable Securities not sold to the public;
(ii) the transferee acquires at least 500,000 shares (subject to adjustments for stock splits, combinations, dividends or the like) of the transferor's Registrable Securities, or (iii) the transferee is shareholder or Affiliate of the Purchaser.

If the Board of Directors of the Company determines it to be in the best interests of the Company, it may authorize completion of any issuance or series of issuances of New Securities without first offering the Purchasers the opportunity to exercise their rights pursuant to this section as long as promptly following such issuances the Company offers each Purchaser the opportunity to purchase such New Securities as it would have been entitled to purchase pursuant to this section.

Company Right of First Refusal Upon Transfer by Holders. The Holders hereby agree as follows:

Notice of Proposed Transfer. Before any Holder may effect any Transfer of any Stock, the Holder must give to the Company a written notice signed by the Holder (the "Holder's Notice") stating (a) the Holder's bona fide intention to transfer such Offered Stock; (b) the number of shares of the Offered Stock; (c) the name, address and relationship, if any, to the Holder of each proposed purchaser or other transferee; and (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Holder proposes to transfer such Offered Stock (the "Offered Price"). Upon the request of the Company, the Holder will promptly furnish such information to the Company as may be reasonably requested to establish that the offer and proposed transferee are bona fide.

  Right of First Refusal.
  ----------------------

Company's Right. Pursuant to this Agreement, the Company and its assignees shall have the right of first refusal (the "Right of First Refusal") to purchase all or any part of the Holder's Offered Stock, if the Company gives written notice (the "Company's Exercise Notice") of the exercise of such right to the Holder within thirty (30) days (the "Company's Refusal Period") after the date of the Holder's Notice to the Company.

Purchase Price. The purchase price for the Offered Stock to be purchased by the Company exercising its Right of First Refusal under this Agreement will be the Offered Price, but will be payable as set forth in Section 3.2(c) hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company and the Holder absent fraud or error.

Payment. Payment of the purchase price for the Offered Stock purchased by the Company exercising its Right of First Refusal will be made within seven (7) days after the date of the Company's Exercise Notice. Payment of the purchase price will be made, at the option of the Company (i) in cash (by cashier's check or wire transfer), (ii) by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company or (iii) by any combination of the foregoing.

Rights as a Shareholder. If the Company or its assignees exercise the Right of First Refusal to purchase all of the Offered Stock, then, upon the date the notice of such exercise is given by the Company, the Holder will have no further rights as a holder of such Offered Stock with respect to which a Right of First Refusal has been exercised, except the right to receive payment for such Offered Stock from the Company in accordance with the terms of this Agreement, and the Holder will forthwith cause all certificate(s) evidencing such Offered Stock to be surrendered to the Company for cancellation.

Holder's Right To Transfer. If the Company has not elected to purchase all of the Offered Stock, then, the Holder may transfer any such remaining Offered Stock permitted to be sold by the Holder, to any person named as a purchaser or other transferee in the Holder's Notice, at the Offered Price or at a higher price, provided that such transfer (i) is consummated within ninety (90) days after the date of the Holder's Notice and (ii) is in accordance with all the terms of this Agreement. If the Offered Stock is not so transferred during such ninety (90) day period, then the Holder may not transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

Legend. All certificates representing any shares of Registrable Securities shall have endorsed thereon the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

The right to  Holder's  Notice  and Right of First  Refusal  granted  under this
Section 3 shall expire upon the closing of the earlier of (i) the first firm commitment underwritten offering of the Company's securities to the public pursuant to an effective registration statement under the Securities Act and
(ii) a statutory share exchange, consolidation or merger of this Company with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer or other disposition of all or substantially all of the assets of this Company or the consummation of any transaction or series of related transactions which results in the Company's shareholders immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity.

  Information Rights.
  ------------------

Annual Financial Information. The Company shall deliver to each Holder within 90 days after the end of each fiscal year, income, shareholders' equity and cash flow statements of the Company for such year, and a balance sheet of the Company as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and certified by independent public accountants of national standing selected by the Company's Board of Directors.

Quarterly Financial Information. The Company shall deliver to each Holder within 45 days after the end of each quarter (except the last quarter of the fiscal year), an unaudited quarterly report including a balance sheet, income statement and cash flow analysis prepared in accordance with GAAP (except for required footnotes), all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the principal financial officer or chief executive officer of the Company.

Monthly Financial Information. The Company shall deliver to each Holder of at least 1,500,000 shares of Conversion Stock converted or convertible from the Series A Preferred Stock or Series A-1 Preferred Stock (as adjusted for any stock split, stock dividend, recapitalization, or similar event) (a "Qualified Series A-1 Holder") and each Qualified Series B Holder within thirty (30) days after the monthly accounting period of the Company an unaudited monthly report including a balance sheet, income statement and cash flow statement.

Annual Financial Plan. Prior to the end of the fiscal year, the Company shall provide each Qualified Series A-1 Holder and each Qualified Series B Holder with the Company's annual financial plan and operating budget for the next fiscal year as approved by the Company's Board of Directors.

Inspection. The Company shall permit any Qualified Series A-1 Holder and Qualified Series B Holder, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Holder; provided, however, that the Company shall not be obligated pursuant to this section to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

Termination of Information Covenants and Confidentiality of Information. The covenants of the Company set forth in this section shall terminate as to all Holders and be of no further force or effect (i) upon the consummation by the Company of the IPO (as defined in subsection 1.2 above), or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event shall first occur. Each Holder agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Holder may obtain from the Company, and which the Company has prominently marked "confidential," "proprietary" or "secret," pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, unless such information is or becomes known to the Holder from a source other than the Company without violation of any rights of the Company, or is or becomes publicly known, or unless the Company gives its written consent to the Holder's release of such information, except that no such written consent shall be required (and the Holder shall be free to release such information to such recipient) if such information is to be provided to a Holder's counsel or accountant (and the provision of such information is directly necessary in order for such recipient to provide services to Holder), or to an officer, director or partner of a Holder, provided that the Holder shall inform the recipient of the confidential nature of such information, and such recipient agrees in writing in advance of disclosure to treat the information as confidential.

         Amendment, Restatement and Waiver of Rights of Prior Rights Holders; Addition of Parties.

 Amendment, Restatement of Prior Rights Agreement; Approval of Grant of Rights to Investors. Pursuant to Section 6.5 of the Prior Rights Agreement, the parties to this Agreement, among whom are holders of a majority of the "Registrable Securities" as defined by the Prior Rights Agreement, on behalf of themselves and all other holders of Registrable Securities under the Prior Rights Agreement, hereby agree that (i) the Prior Rights Agreement is amended and restated in its entirety by this Agreement, (ii) the registration rights, rights of first refusal and obligations of the holders of Registrable Securities under the Prior Rights Agreement are exclusively as set forth in this Agreement, and
(iii) the Company is authorized to enter into this Agreement with Tenera, SVB and the Investors, grant the Investors the registration rights and rights of first refusal and first offer set forth in this Agreement, and grant Tenera and SVB the registration rights set forth in Section 1.3 of this Agreement. The parties to this Agreement agree that any parties added to the Purchase Agreement subsequent to the date of this Agreement can be added as parties to this Agreement with all of the rights and obligations of the Investors without further approval by the parties to this Agreement.

Waiver of Right of First Refusal. Pursuant to Section 6.5 of the Prior Rights Agreement, the parties to this Agreement, among whom are the holders of a majority of "Registrable Securities" as defined in the Prior Rights Agreement, on behalf of themselves and all other holders of such Registrable Securities, waive any and all rights granted pursuant to Section 2 of the Prior Rights Agreement with respect to the sale and issuance of up to thirty-eight million (38,000,000) shares of Series B Preferred Stock to the Investors pursuant to the Purchase Agreement in closings on or after the date hereof and the shares of Series C Preferred stock to Tenera in exchange for tender to the Company of the Tenera Warrant.

  Miscellaneous.
  -------------

Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to transactions taking place between California residents and wholly within the State of California.

Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

Determination of Share Amounts. To determine the number of Registrable Securities held by a Holder for purposes of this Agreement, including without limitation Sections 1.2, 1.3(b), 1.10, 1.13, 2.1(f), 4, and 6.5, all Registrable Securities held by an Affiliate of the Holder shall be deemed held by such Holder.

Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. With the written consent of the record or beneficial holders of at least a majority of the Registrable Securities held by the Purchasers, the obligations of the Company and the rights of the Holders under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of

Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement. Notwithstanding the foregoing, the rights of the holders of the Series C Preferred Stock under Sections 1.3, 1.5, 1.6, 1.7 and 4 may not be modified in a manner materially more adverse to such rights than to the rights of the holders of the Series B Preferred Stock under the same sections without the consent of holders of a majority of the outstanding shares of Series C Preferred Stock. Upon the effectuation of each such waiver, consent, agreement or amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Registrable Securities who have not previously consented thereto in writing. This Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 6.5.

Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, via facsimile, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, addressed (a) at such Holder's address as set forth in the Company's records, or at such other address or facsimile number as the Holder shall have furnished to the Company in writing or (b) if to the Company at One Market Street, Steuart Tower, Suite 700, San Francisco, CA 94105, or such address as the Company shall have furnished to the Holder in writing. All such notices, requests and other communications will (i) if delivered personally or by express courier to the address as provided in this Section, be deemed given upon delivery, or (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt.

Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to any holder shall be cumulative and not alternative.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto; the parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         The foregoing agreement is hereby executed as of the date first above written.

                                  "COMPANY"

                                  SPEAR TECHNOLOGIES, INC.

                                  By:___________________________________________
                                  Title:________________________________________










    (Company Signature Page to Second Amended and Restated Rights Agreement)

                          COUNTERPART SIGNATURE PAGE TO

                            SPEAR TECHNOLOGIES, INC.

                  SECOND AMENDED AND RESTATED RIGHTS AGREEMENT





                                           "FOUNDER"

                                           If you are an individual, print your
                                         name and sign below.




                                           -------------------------------------
                                           Name (Please Print)




                                           -------------------------------------
                                           Signature

                          COUNTERPART SIGNATURE PAGE TO

                            SPEAR TECHNOLOGIES, INC.

                  SECOND AMENDED AND RESTATED RIGHTS AGREEMENT





                                           "PRIOR RIGHTS HOLDER"



                                            If you are an individual, print your
                                         name and sign below.




                                           -------------------------------------
                                           Name (Please Print)




                                           -------------------------------------
                                           Signature

                                           If you  are  signing  on behalf of an
                                       entity, please print the name of the entity and sign below, indicating your title.



                                           -------------------------------------
                                           Name (Please Print)




                                           -------------------------------------
                                           Signature


                                           -------------------------------------
                                           Title

                          COUNTERPART SIGNATURE PAGE TO

                            SPEAR TECHNOLOGIES, INC.

                  SECOND AMENDED AND RESTATED RIGHTS AGREEMENT





                                           "INVESTOR"


                                            If you are an individual, print your
                                         name and sign below.


                                           -------------------------------------
                                           Name (Please Print)




                                           -------------------------------------
                                           Signature

                                           If you  are  signing  on behalf of an
                                       entity, please print the name of the entity and sign below, indicating your title.



                                           -------------------------------------
                                           Name (Please Print)




                                           -------------------------------------
                                           Signature


                                           -------------------------------------
                                           Title

                          COUNTERPART SIGNATURE PAGE TO

                            SPEAR TECHNOLOGIES, INC.

                  SECOND AMENDED AND RESTATED RIGHTS AGREEMENT







                                  "TENERA"


                                  TENERA, INC.

                                  By:___________________________________________

                                  Title:________________________________________






                                  "SVB"


                                  SILICON VALLEY BANK

                                  By:___________________________________________

                                  Title:________________________________________

                                    Exhibit C
                             SCHEDULE OF EXCEPTIONS